SETTLEMENT AGREEMENT

     THIS AGREEMENT is entered into as of this 21st day of February, 2011 by and between Global Green Solutions Inc., a Nevada corporation (the “Company”) and WOODBURN HOLDINGS LTD. of 885 Pyrford Road, West Vancouver, B.C. V7S 2A2 Canada (“the Subscriber”).

RECITALS:

     WHEREAS, the Subscriber has provided capital of US $194,000 and was issued a promissory note by the Company, and is further owed accrued interest thereto in the amount of US $51,250 and whereby the Company is indebted to the Subscriber in the aggregate amount of US $245,250 as at November 30, 2010 for certain capital received from the Subscriber, and accrued interest on unpaid amounts due to the Subscriber thereunder; and

     WHEREAS the Subscriber is owed US $10,505 in unpaid expenses and US $162,101 in unpaid consulting fees as at November 30, 2010; and

     WHEREAS, the Subscriber has agreed to forgive the accrued interest owed of US $51,250 and to forego further interest on any capital balances outstanding, to forgive the consulting fees owed of US $162,101, and to terminate the consulting agreement between the Company and the Subscriber effective November 30, 2010; and

     WHEREAS, the Company and the Subscriber acknowledge that the aggregate amount of US $204,505 is due and owing the Subscriber; and

     WHEREAS, the Subscriber has agreed to accept restricted common shares of the Company in exchange for 75% of the capital amount of US $194,000, being US $145,500, and 100% of the unpaid expenses of US $10,505, for a total settlement amount of US $156,005; (the Settlement Amount”)and

     WHEREAS, US $48,500, being 25% of the capital portion of the promissory note will remain as a non-interest bearing loan and the only amount due to the Subscriber from the Company; and

     WHEREAS, the Company agrees to issue to the Subscriber 1,040,033 shares of its restricted common stock (the “Shares”) as full and complete satisfaction of the Settlement Amount and 1,500,000 shares in consideration of the Subscriber’s past and ongoing support of the Company (the Consideration Shares”), pursuant to Global Green Solutions Inc. Board of Directors authorized resolution dated February 21, 2011.

AGREEMENT

     1. The Company shall settle the Settlement Amount effective as at November 30, 2010 and issue the Subscriber 1,040,033 shares in full and complete satisfaction of the Settlement Amount. The Company shall issue 1,500,000 shares in consideration of the Subscriber’s past and ongoing support of the Company.

     2. The Subscriber agrees to accept the issuance and delivery of 1,040,033 Shares in full settlement and satisfaction of the Settlement Amount, and upon receipt of the Shares hereby agrees that the Settlement Amount shall be deemed satisfied in full and hereby releases and forever discharges the Company, and its officers, directors, employees, and agents from any and all causes of action whether known or unknown, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Settlement Amount, which the Subscriber now or hereafter can, shall or may have.

     3. US $48,500 will remain as a non-interest bearing loan and the only amount due to the Subscriber from the Company.

     4. The Subscriber is aware that the Shares and the Consideration Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The Subscriber understands that the Shares and the Consideration Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. The Subscriber understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently a limited trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

     5. The Subscriber represents and warrants that the Shares and the Consideration Shares are being acquired solely for the Subscriber’s own account, for investment purposes only, and not with a view to or in connection with, any resale or distribution. The Subscriber understands that the Shares and the Consideration Shares are nontransferable unless those shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of those shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. The Subscriber further understands that the Company has no obligations to register the Shares or the Consideration Shares under the Securities Act or to register or qualify the Shares or the Consideration Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof..

     6. The Subscriber has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company. The Subscriber has reviewed such other information regarding the acquisition of the Shares and the Consideration Shares as the Subscriber has (in consultation with such advisors as The Subscriber has deemed appropriate) determined to be necessary or appropriate in the circumstances.

     7. The Subscriber agrees and acknowledges that it is not purchasing the Shares or the Consideration Shares as a result of any “general solicitation or general advertising” (as such term is defined in the Securities Act of 1933 or the rules promulgated thereunder), including any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting where the attendees have been invited by general solicitation or general advertising.

     8. This Settlement Agreement shall be effective as of November 30, 2010 with a contemplated closing and issue date of the Shares on or about March 10, 2011 and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

     9. This Agreement contains the entire understanding among the parties related in any way to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them respecting the within subject matter.

     10. The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

GLOBAL GREEN SOLUTIONS INC.,

By:	“M. Elden Schorn”
Elden Schorn, Director

WOODBURN HOLDINGS LTD.

By:	“R. M. Baker”
Robert Baker